Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

September 6, 2007

Investor Contact: Genny Pennise, (847) 442-6793, genny.pennise@hewitt.com

Media Contact: Maurissa Kanter, (847) 771-2531, maurissa.kanter@hewitt.com

Hewitt Associates Announces Extension of Dutch Auction Tender Offer

LINCOLNSHIRE, Ill. – Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today announced it has extended the expiration date of its offer to purchase up to 15,625,000 shares of its outstanding Class A common stock under its previously announced modified “Dutch Auction” tender offer. The tender offer, which was originally due to expire at 12:00 midnight, New York City time, on Wednesday, September 5, 2007, is now set to expire at 12:00 midnight, New York City time, on Wednesday, September 12, 2007, unless further extended. To date, less than 10,000 shares of the Company’s Class A common stock have been tendered and deposited in the offer. The Company has extended the offer to give stockholders additional time to consider the offer and tender shares if they so choose.

Tenders of shares must be made prior to the expiration of the tender offer and any shares previously tendered may be withdrawn any time prior to the expiration of the tender offer. All other terms and conditions of the tender offer as described in the Offer to Purchase and related materials distributed to stockholders continue to apply to the tender offer as extended. (Refer to the August 7, 2007 press release for more information on the tender offer.)

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s stock. The Company’s offer is only being made pursuant to the Offer to Purchase and related materials (as amended and supplemented). Stockholders should read these materials carefully. The materials contain important information, including various terms and conditions to the offer. Stockholders can obtain a copy of the Offer to Purchase and related materials (as amended and supplemented) for free at the Securities and Exchange Commission’s web site,

Hewitt Associates

www.sec.gov, or from Georgeson, Inc., the Company’s information agent for the offer, by calling 1-888-605-7609. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer.

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 24,000 associates. For more information, please visit www.hewitt.com.

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